SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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FIRSTMERIT CORPORATION

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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III Cascade Plaza
Akron, Ohio 44308

March     , 2001

Dear Fellow Shareholder:

I’m writing to let you know that Institutional Shareholder Services (ISS), the nation’s leading proxy advisory firm, has reviewed the proxy materials regarding FirstMerit’s upcoming Annual Meeting. ISS reported to its clients that Proposal 2, submitted by Patrick Lauber, would not be in the best interest of FirstMerit’s shareholders. ISS noted FirstMerit’s Board of Directors, "has outlined a reasonable strategic plan of action to enhance shareholder value." ISS’s recommendation supports your Board of Directors’ previous recommendation against Proposal 2.

Our most recent records indicate that we have not yet received your proxy. Your vote is important, no matter how many or how few shares you may own. We urge you to help your Company avoid the expense of further solicitation by signing, dating and returning the enclosed proxy card, with a vote AGAINST Proposal 2, today.

I look forward to seeing you at the 2001 Annual Meeting of shareholders scheduled for April 18, 2001, and thank you for your continuing support.

On behalf of your Board of Directors,

John R. Cochran
Chairman and Chief Executive Officer